Exhibit 99.1

NEWS RELEASE

8500 Station Street

Suite 100

Mentor, Ohio 44060

IMMEDIATE RELEASE

Gas Natural Inc.’s Subsidiary Renews Revolving Credit Facility and Secures $10 Million Term Loan

MENTOR, OH, September 20, 2012 – Gas Natural Inc. (the “Company”) (NYSE MKT: EGAS), a natural gas utility company serving approximately 70,000 customers in seven states, announced today that its subsidiary, Energy West Incorporated, renewed its existing $30 million revolving credit facility and entered into a new $10 million term loan through April 2017 with Bank of America.

The revolving credit facility includes an annual commitment fee ranging from 25 to 45 basis points of the unused portion of the facility and interest on the amounts outstanding at LIBOR plus 175 to 225 basis points. The term loan includes an interest rate of LIBOR plus 175 to 225 basis points with an interest rate swap provision that allows for the interest rate to be fixed in the future. The term loan also carries an amortization of principal provision of $125,000 per quarter with the first principal payment being due December 31, 2012.

Richard M. Osborne, Gas Natural’s chairman and chief executive officer, commented, “The renewal and additional financing further enhances our flexibility to pursue our growth strategy and is a testament to the strength of our balance sheet.”

About Gas Natural Inc. Gas Natural Inc. distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 32 billion cubic feet of natural gas to approximately 70,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, propane and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

The Company’s toll-free number is 800-570-5688. Gas Natural Inc. regularly posts information on its website at www.egas.net.

For more information contact:

Gas Natural Inc.	Investor Relations:
Thomas J. Smith, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (440) 974-3770	Phone: (716) 843-3908
Email: tjsmith@ewst.com	Email: dpawlowski@keiadvisors.com